Vista International Technologies, Inc. 10-K

Exhibit 10.25

5151 East 56th Ave	PH: 303-288-0751	FAX: 303-288-5003	Commerce City, CO 80022

February 13, 2013

Lease Agreement Terms Between Vista International Technologies, Inc. and Electric Power Equipment

Tenant:	Vista International Technologies, Inc. (Vista)

Landlord:	Electric Power Equipment Company (EPE)

Space:	The leased space consists of roughly 325 square feet of office space in the EPE facility as well as a roughly 550 sq. ft. storage area located on the second floor.

Use:	Tenant will use the office space for general office use, and the storage space for storage of non-hazardous materials

Lease Term:	Initial term shall be for twelve (12) months, commencing on March 1, 2012 with semi-annual renewals for subsequent periods. Vista must give 30 days notice prior to end of a lease period, if Vista intends not to renew.

Lease Rate:	Lease rate shall be a flat $350 per month for the initial 12 months, with a 3% annual increase built in for subsequent periods.

Lease payment:	The lease payment will be due on the First (1st) of each month.

Utilities:	Utilities are included in the above price, as is one internet connection.

Security Deposit:	None required

Condition:	Tenant accepts space in AS IS condition

Other Terms:	The parties agree that this agreement sets the terms and agreement for the lease of the office and storage space described above. The parties will come to a separate agreement covering any shop fees, parts, labor, or any other exchange between the parties. Those separate agreements will have no effect on the terms and conditions of this agreement.

sales@epecoinc.com	ISO 9001 Registered	www.epecoinc.com

Accepted by:

Tom Dill	Tim Ruddy
Chief Operating Officer	Chief Executive Officer
Electric Power Equipment Company	Vista International Technologies, Inc.
5151 East 56Th Ave.
Commerce City, CO 80022

Electric Power Equipment Company